                                                                     EXHIBIT 6.1

                                 LEASE AGREEMENT

     THIS LEASE, made effective the 1st day of July, 1998, by and between COLONIAL SQUARE PARTNERS, Lessor, and NORTHERN STAR BANK, Tenant;

     Lessor does hereby lease to Tenant and Tenant hereby hires and takes of and from Lessor those certain premises known and designated as Suite 106 containing approximately 5,000 square feet of net rentable area, shown crosshatched in red on the attached Exhibit A hereinafter referred to as the "Leased Premises" on the first floor of that certain building located at and situated on the real property commonly known as COLONIAL SQUARE, 1650 Madison Avenue, Mankato, Minnesota (hereinafter referred to as the "Building"), said leasing and taking being upon all of the terms, covenants and conditions herein contained.

     A.  THE PARTIES HERETO MUTUALLY AGREE AS FOLLOWS:

         1. COMMENCEMENT OF TERM. The term of this Lease and payment of rent shall commence on the date that Tenant is authorized to commence operations as a Minnesota state-chartered bank, which the parties estimate will be on or about October 1, 1998.

              The Lessor hereby leases and lets to the Tenant the above-described premises for a 10 year term commencing October 1, 1998, or as soon thereafter as Tenant is authorized to commence operations as Minnesota state-chartered bank, but in no event later than January 1, 1999.

         2. RENT. During the first 3 years of this Lease, the Tenant convenants and agrees to pay monthly to the Lessor as rent for the Leased Premises $6,041.67 (Base Rent) in advance on the first day of each and every month for and during the full term of this Lease, at the offices of Security Management & Realty, Inc. (SMR). During the second 3 years of this Lease, the monthly Base Rent shall be $6,250 and for the last 4 years, Base Rent shall be $6458.33. In the event real estate taxes increase because of usage of the property as a bank, Tenant shall, in addition to the rent provided fore herein, pay that portion of the real estate tax increase attributable to improvements made for Tenant.

         3. RENEWAL OPTIONS. Lessor hereby grants to Tenant the option to renew the Lease for two (2) additional terms of five (5) years each upon written notice given to Lessor at least six (6) months prior to the original expiration date of this Lease or the expiration of the extended term, all upon the same terms and conditions herein contained except the Base Rent shall be negotiated at the time of renewal.

         4. CONTINGENCY OF AGREEMENT. Lessor and Tenant expressly agree that all of the terms and conditions of this agreement and obligations to perform hereunder are contingent upon the final regulatory approvals of pending applications by the Tenant to establish a banking facility in the demised premises. Regulatory agency approvals include, but are not limited to those of the Minnesota Department of Commerce (State Banking Commissioner) and the Federal Deposit Insurance Corporation (FDIC). Unless such applications are approved and all other regulatory compliance and permits required to operate the banking office in a manner deemed legal and operationally acceptable by the Tenant are obtained within 120 days of this agreement, neither the Lessor nor the Tenant are obligated to perform under any of the terms and conditions of this agreement.

     B.  TENANT HEREBY AGREES AS FOLLOWS:

         1. USE OF PREMISES. The Leased Premises shall be used for the purpose of a bank or other business activities of Tenant and its affiliates and/or associates as permitted by its supervisory agencies. No other use shall be permitted without the express written consent of the Lessor. No part of the Leased Premises shall be used for any purpose which is illegal, offensive, termed extra hazardous by insurance companies or which my make void or voidable any insurance on the Building or which my increase the premiums therefore, or which will interfere with the general safety, comfort and convenience of the Lessor and tenants of the Building. There shall be no commercial sale of food or beverages by mobile facilities or by vending machines or equipment on the leased premises without the written consent of the Lessor.

         2. ACCEPTANCE OF PERMISES. Taking possession of the Leased Premises by Tenant shall be conclusive evidence the Leased Premises were, on that date, in good, clean ant tenantable condition and as represented by Lessor.

         3. RIGHT TO ASSIGN OR SUBLET. Tenant shall not assign this Lease or sublet all or any portion of the Leased Premises without first obtaining on each occasion the written consent of Lessor, such consent not to be unreasonably withheld. Neither this Lease nor nay interest therein, nor any estate thereby created, shall pass to any trustee or receiver in bankruptcy, or any assignee for the benefit of creditors, or by operation of law.

         4. SIGNS. Tenant may permit signs to be placed for the term of the Lease and any renewals or extensions on the building over the main entrance to include its logo and name as shown on attached Exhibit B and other signage on the Leased Premises, and shall have the right to letter the entrance to the Leased Premises providing the size, style, text and color are first approved in writing by Lessor, approval not to be unreasonably withheld by Lessor. Tenant may allow other exterior signage to be placed for the tem of this Lease and any renewals or extensions, except that their location, shape, lighting, and other details must be approved by the City and Lessor, approval not to be unreasonably withheld by Lessor. Any sign or lettering not so approved may be removed by Lessor at Tenant's expense. Lessor may provide exterior tenant directory at the option of each Tenant and at Tenant's expense.

         5. PARKING. In the event use of the parking area has to be restricted by lessor, Tenant shall be allocated a portion thereof equal to the proportion of the Building leased by Tenant. Bank shall be guaranteed spaces convenient to the front entrance.

         6. QUIET ENJOYMENT. Upon Tenant paying the rent reserved hereunder and observing all of the convents, conditions and provisions on Tenant's part to be observed hereunder, Tenant shall have quiet possession of the Leased Premises for the entire term hereof, subject to all provisions of this Lease.

         7. RULES AND REGULATIONS. Tenant shall use the Leased Premises and the public area in the Building in accordance with such rules and regulations as may from time to time be made by Lessor for the general safety, comfort and convenience of the owners, occupants and tenants of the Building, and shall cause Tenant's customers, employees and invitees to abide by such rules and regulations.

         8. WASTE. Tenant shall conserve heat, air conditioning, water, and electricity and shall use due care in the use of the Leased Premises, and of the public areas in the Building, and without qualifying for the foregoing, shall not neglect or misuse water fixtures, electric lights and heating and air conditioning apparatus. Tenant shall pay promptly to Lessor forthwith, upon demand, an amount equal to any cost incurred by Lessor in repairing the Leased Premises or the Building where such repair was made necessary by the negligence of, or misuse by Tenant or an employee, customer or invitee of the Tenant, or by reason of any open window in the Leased Premises.

         9. RIGHT TO ENTER. Lessor, its agents and representatives may at any and all reasonable times with advance notice to Tenant during the day and night enter to view and inspect the Leased Premises, or to clean and maintain the same, or to make repairs, or to make such improvements or changes in the Leased Premises or the Building as Lessor may deem proper. The right of entry reserved in the immediately preceding sentence shall not be deemed to impose any greater obligation of Lessor to claim, maintain, repair or change the Leased Premises than is specifically provided in this Lease. The Lessor, its agents or representatives may at any time in case of emergency enter the Leased Premises and do such acts as Lessor may deem proper with reasonable attempts to contact Tenant in advance, if practical under the circumstances, in order to protect the Leased Premises, the Building or any occupants of the Building. There shall be no diminution of rent or liability on the part of Lessor by reason of inconvenience, annoyance or injury to business on account of any such entry or acts by Lessor, its agents or representatives.

         10. PERSONAL PROPERTY RISK. Lessor shall not be liable to Tenant, or those claiming under Tenant for injury, death or property damage occurring in, on or about the Building and appurtenances thereto except in the case of gross negligence and wrongful acts, and Tenant shall indemnify Lessor and hold it harmless from any claim or damage occurring in, on or about the Leased Premises to Tenant or an employee, customer or invitee of Tenant. Without limiting Tenant's liability hereunder, Tenant agrees, at it own cost and expense, to carry public liability insurance protecting Lessor and Tenant in the amounts of One Hundred Thousand Dollars ($100,000.00) for personal injuries sustained by any one person, Three Hundred Thousand Dollars ($300,000.00) for injuries sustained by any one accident, and Fifty Thousand Dollars ($50,000.00) for property damage. All policies of insurance shall name both Lessor and Tenant as insurers thereunder and shall protect the interest of Lessor. Certificates of said insurance providing for not less than fifteen (15) days notice to Lessor prior to cancellation thereof shall be furnished to Lessor prior to Tenant taking possession of the demised premises.

         11. WAIVER OF SUBROGATION. Notwithstanding anything in this lease to the contrary, if the Building is damaged, destroyed by fire, or an extended coverage risk, Tenant, its agents, employees, representatives and invitees are hereby released from any liability by reason thereof to the extent of insurance proceeds realized by Lessor as a result of such damage or destruction. In no event shall any such release be applicable if to do so would work in contravention of any requirement in a subrogation, coverage is or may be void.

         12. LIGHT AND AIR. Tenant has no right to light and air over any premises adjoining the Building.

         13. ALTERATIONS. Tenant will not make any alterations of or additions to the Leased Premises without the written approval of Lessor and all alterations, additions or changes which may be made by either of the parties hereto upon the Leased Premises except moveable office furnishings shall be the property of Lessor and shall remain upon and be surrendered with the Leased Premises, as a part thereof, at the termination of the Lease or any extension thereof. In connection with any alterations, additions, improvements or changes will be completed according to plan and will be paid for. Tenant will not permit any mechanics', laborers', or materialmens' liens to stand against the Leased Premises or the Building for any labor or material furnished to, or for the account of, Tenant or claimed to have been so furnished in connection with any work performed or claimed to have been preformed in, on or about he Leased Premises. Lessor may, at its option, discharge any such lien, and the amount of the lien, together with costs and reasonable attorney's fees, shall become additional rent due immediately hereunder.

         14. ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Lessor covering the Leased premises attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

         15. SUBORDINATION. Tenant agrees that this Lease shall, at the request of the Lessor, be subordinate to nay mortgages or deeds of trust that may hereafter be placed on said premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagee or trustee named in siad mortgages or trust deeds shall agree to recognize the Lease of Tenant in the event of foreclosure if Tenant is not in default. Tenant also agrees that any mortgagee or trustee may elect to have this Lease a prior lien to its mortgages or deed of trust, and in the event of such election and upon notification by such mortgagee or trustee to Tenant to that effect, this Lease shall be deemed prior in lien to the said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant agrees, that upon the request of Lessor, any mortgagee or any trustee, it shall execute whatever instruments may be required to carry out the intent of this section.

         16. TENANT TO SURRENDER PREMISES. Upon the expiration or the termination of term of the Lease, Tenant shall, at its expense:

              a) Remove Tenant's goods and effects and those of all persons claiming under Tenant.

              b) Quit and deliver up the Leased Premises to Lessor peaceable and quietly, in as good order and condition as the same were in on the date the term of this Lease commenced or were thereafter placed in by Lessor, reasonable wear and tear excepted.

              c) At Lessor's request, restore the Leased Premises to general office standards adopted from time to time by Lessor for general application throughout the Building. Any property left in the Leased Premises after the expiration or termination of the term of this Lease shall be deemed to have been abandoned and the property of Lessor to dispose of as Lessor deems expedient.

         17. WAIVER OF COVENANTS. Failure of Lessor to insist, in any on or more instances, upon strict performance of any term, covenant or condition of this Lease, or to exercise any option herein contained shall not be construed as a waiver, or a relinquishment for the future, of such term, covenant, condition or option, but the same shall continue and remain in full force and effect. The receipt by Lessor of rents with knowledge of a breach in any of the terms, covenants or conditions of this Lease to be kept or performed by Tenant shall not be deemed a waiver of such breach, and Lessor shall not be deemed to have waived any provision of this Lease unless expressed in writing and signed by Lessor.

     C.  LESSOR HEREBY AGREES AS FOLLOWS:

         1. HEATING AND AIR CONDITIONING. Lessor will furnish reasonable heat and air conditioning during business hours and during the usual and appropriate seasons at Lessor's expense.

         2. UTILITIES AND SERVICE. Lessor will provide electricity to all common areas, stairways, hallways, parking lots and the Leased Premises. Tenant shall, at his own expense, be responsible for the telephone service used in their leased premises.

         3. JANITOR. Lessor will also provide janitor services Monday through Friday, holidays excepted, for all common area.

         4. BUSINESS HOURS. Usual business hours as used herein shall mean the hours between 8:00 a.m. and 5:00 p.m. Monday through Friday, holidays excepted. Premises during hours established by them for their convenience.

         5. TEMPORARY INTERRUPTION OF SERVICES. Lessor shall not be liable to Tenant, its agents, employees, representatives, customers or invitees for any inconvenience, loss or damage or for any injury to any person or property caused by or resulting from any casual ties, riots, strikes, picketing, accidents, breakdowns or any cause beyond Lessor's reasonable control or from any temporary failure or lack of such services and Tenant shall indemnify Lessor and hold Lessor harmless from any claim or damage because of such inconvenience, loss, damage or injury. No variation, interruption or failure to such services incident to the making of repairs, alterations or improvements or due to casualties, riots, strikes, picketing, accidents, breakdowns, or any cause beyond Lessor's reasonable control or temporary failure to lack of such services shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder.

         6. SNOW REMOVAL. That snow removal on all sidewalks surrounding or adjacent to the Building and all parking lots used in connection therewith is the responsibility of the Lessor and shall be accomplished within a reasonable time after a snowfall.

         7. NOTICES. A bill, statement, notice or communication which Lessor desires or is required to give to Tenant, including any notice or termination, shall be deemed sufficiently given or rendered if in writing, delivered to Tenant personally, or sent by registered or certified mail, addressed to Tenant at the Leased Premises or left at the Leased Premises, addressed to Tenant, and the time of rendition or giving shall be deemed to be the time when the same is delivered to Tenant, or mailed or left at the Leased Premises as herein provided. Any notice by Tenant to Lessor must be served by registered or certified mail addressed to Lessor at the address where the last previous rental hereunder was payable, or upon notice given to Tenant, at such other place as Lessor designates.

         8. EMINENT DOMAIN. If the entire Building is taken by eminent domain, this Lease shall automatically terminate as of the date of taking. If a portion of the Building is taken by eminent domain, Lessor shall have the right to terminate this Lease by giving written notice thereof to Tenant within ninety (90) days after the date of taking. If a portion of the Leased Premises is taken by eminent domain and this Lease is not thereby terminated, Lessor shall, at it expense, restore the Leased Premises exclusive of any improvements or other changes made to the premises by Tenant, to as near the condition which existed immediately prior to the date of taking as reasonable possible, and rent shall abate during such period of time as the Leased Premises are untenantable, in the proportion that the untenantable portion of the Leased Premises bears to the entire Leased Premises. All damages awarded for a taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall belong to, and be the property of, Lessor, whether such damages shall be awarded as compensation for diminution in value to the leasehold estate hereby created or to the fee of the Leased Premises provided, however, that Lessor shall not be entitled to any award made to Tenant for loss of business, fair value of, and cost of removal of stock and fixtures. The term "eminent domain" shall include the exercise of any similar governmental power and any purchase or other acquisition in lieu of condemnation.

         9. FIRE OR OTHER CASUALTY. In the event of a partial or total destruction of the Leased Premises during the term hereof from any cause, Lessor shall with reasonable diligence repair the same, provided, however, that in the event Lessor in its sole and absolute discretion determines it to be impractical to repair the premises, it may terminate this Lease. In the event Lessor shall elect to repair the premises, this Lease shall not terminate, but Tenant shall be entitled to a reduction of rent during any period of time that any significant portion of the Leased Premises are untenantable, such reduction to be calculated in the proportion that the untenantable portion of the Leased Premises bears to the entire Leased Premises. Lessor shall not be responsible to Tenant for damage to, or destruction of, any furniture, equipment, improvements or other changes made by Tenant in, on or about the Leased Premises regardless of the cause of the damage or destruction.

         10. TIME OF POSSESSION. If the Leased Premises shall, on the date of commencement of the term of this Lease, be in the possession and occupancy of any person not lawfully entitled thereto, Lessor shall use due diligence to obtain possession thereof for Tenant. If the Leased Premises shall not be ready for occupancy at said time because construction has not yet been completed or by reason of any building operations, repairing or remodeling to be done by Lessor, Lessor shall use due diligence to complete such construction, building operations, repairing or remodeling. It is agreed that Lessor using due diligence shall not in any way be liable for failure to obtain possession of the Leased Premises for Tenant, or to deliver the possession thereof to Tenant with such building construction, operations, repairing or remodeling completed, except that the rentals hereunder shall be abated until the Leased Premises shall, on Lessor's part, be ready for the occupancy of Tenant, this Lease remaining in all other things in full force and effect and the term of this Lease shall hereby be extended by the period of such delay notwithstanding the above, if the Leased Premises are not ready for occupancy within sixty (60) days of the date Tenant gives notice it is ready to occupy Leased Premises, the Tenant is not obligated to perform under any of the terms of this agreement.

         11. HOLDING OVER. Should Tenant continue to occupy the Leased premises, or any part thereof, after the expiration or termination of the term of this Lease, such tenancy shall be from month to month, at the sole option of the Lessor, and at a rental of one and one-half times the last rental charge stated in Article

              A.2., subject to all of the conditions, provisions and obligations of this Lease, including, without limitation, the additional rental described in Article A.2. insofar as the case is applicable to a month-to-month Tenant.

         12. LESSORS RIGHT TO CURE DEFAULT. If Tenant defaults in the observance or performance of any of Tenant's covenants, agreements or obligations hereunder wherein the default can be cured by the expenditure of money, Lessor may, but without obligation and without limiting any of the remedies which it may have by reason of such default, cure the default, charge the cost thereof to Tenant, and Tenant shall pay the same forthwith upon demand. (In the event the same shall not be paid to Lessor within ten (10) days from the date of billing, the same shall bear interest at the rate of ten percent (10 ) per annum.) When any sum of money hereunder becomes due to Lessor by Tenant, such sum shall be deemed to be additional rent due hereunder.

         13. DEFAULT. If Tenant shall default in the payment of any installment of rent, or in the observance or performance of any of Tenant's other covenants, agreements or obligations hereunder, or if any proceeding is commenced by or against Tenant for the purpose of subjecting the assets of Tenant to any law relating to bankruptcy or insolvency or for an appointment of a receiver of Tenant or any of Tenant's assets, or if Tenant makes a general assignment of Tenant's assets for the benefit of creditors, then, in any such event, Lessor may:

              a) Without process, however, with advance notice to Tenant to allow Tenant reasonable time to remove its books, records, files, documents, computer records and all written records, re-enter into the Leased Premises and remove all persons and property therefrom and at its option annual and cancel this Lease as to all future rights of Tenant, and have, regain, repossess and enjoy the Leased Premises, anything herein to the contrary notwithstanding, and Tenant hereby expressly waives the service of any notice in writing of intention to re-enter as aforesaid and also all right of restoration to possession of the Leased Premises after re-entry or after judgment for possession thereof. In case of any such termination, Tenant will indemnify Lessor against all loss of rents and other damages which it may incur by reason of such termination during the residue of the Lease term, and also against all attorney's fees and expenses incurred in enforcing any of the terms of this Lease; or at Lessor's sole option,

              b) Re-enter and take possession of the Leased Premises in the manner provided in Subparagraph a) immediately above, without such re-entry constituting a cancellation or termination of this Lease or a forfeiture of the Base Rent and additional rent to be paid or of the covenants, agreements and conditions to be kept and performed by Tenant for and during the remainder of the term hereof. Failure of Lessor to notify Tenant in writing of its election hereof at the time it re-enters and takes possession of the Leased Premises shall indicate an election to re-enter and take possession without terminating this Lease. Lessor shall not be deemed to be in default under this Lease until Tenant has given Lessor written notice specifying the nature of the default and Lessor does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default if such default is of such a character as to reasonable require more than thirty (30) days to cure.

         14. ADDITIONAL TERMS AND CONDITIONS. Lessor and Tenant agree that without the written consent of any mortgagee or trustee holding a mortgage or deed of trust with respect to the Leased Premises, Lessor shall not:

              a) Collect or accept payments of rent under this Lease more than one month in advance;

              b) Require of permit Tenant under this Lease to pay rent other than in equal monthly installments payable in advance (other than payments of percentage rent and security deposits, if any);

              c) Require or permit Tenant under this Lease to pay any percentage or other rental based in whole or in part on such Tenant's income or profits, as opposed to such Tenant's sales or receipts;

              d) Require or permit Tenant under this Lease to deduct taxes or other operating expenses paid directly or indirectly by it for purposes of computing the income on which percentage rental is based;

              e) Agree with any Tenant to furnish to such Tenant any services other than those provided for in the Lease, or to manage or to operate such Tenant's leased Premises unless Lessor provides mortgagee with an unqualified opinion of counsel acceptable to mortgagee that the furnishing or rendering of the services or management function in question would, if the Tenant in question were a direct Tenant of mortgagee, disqualify any of the mortgagee's income as "rents from real property" under the terms of Sec. 856(d)(3) of the Internal Revenue Code of 1954 or any amendments thereto.

              f) Execute any lease or amendment thereto containing terms which would, under the applicable provisions of the Internal Revenue Code, if the lease in question were a lease between mortgagee and Tenant in question, disqualify mortgagee as a "real estate investment trust" or disqualify any of its income as "rents from real property."

              g) Notwithstanding any other provisions contained in this lease, in the event (a) Lessee or its successors or assignees shall become insolvent or bankrupt, or if it or their interests under this Lease shall be levied upon or sold under execution or other legal process, or (b) the depository institution then operating on the Premises is closed, or is taken over by any depository institution supervisory authority ("Authority"), Lessor may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority; provided, that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Lessor for rent, damages, or indemnity for injury resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event be in an amount equal to all accrued and unpaid rent to the date of termination."

         15. TENANT. The word "Tenant" wherever used in this Lease shall be construed to mean Tenants in all cases where there is more than one Tenant; and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

         16. RIGHT OF FIRST REFUSAL. It is understood between the parties that other tenants occupy other office spaces within the Building. Lessor grants to Tenant a Right of First Refusal to lease such spaces as the same become available.

         17. MISCELLANEOUS. Except for agreement regarding parking between the parties herewith, there are no understandings or agreements not incorporated in this Lease except as may be provided in a written addendum signed and accepted by both parties. This is a Minnesota contract and shall be construed accordingly to the laws of Minnesota. The captions in this Lease are for convenience only and ar not a part of this Lease. The covenants and agreements hereof shall bind the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto as if they had been specifically mentioned in each of said covenants and agreements. If any provision in this Lease should for any reason be adjudged invalid or illegal, that provision shall be deemed omitted herefrom and shall not invalidate any other provision of this Lease and the remainder hereof shall remain in full force and effect. The rider(s) and/or exhibit(s) attached to this Lease, consisting of Exhibit A(1) page, Exhibit B, Exhibit C1, Exhibit C2 are hereby declared to be a part of this Lease to the same extent and in the same manner as if the provisions thereof were actually embodied in this Lease.

     In WITNESS THEREOF, Lessor and Tenant, respectively, have duly signed and sealed these presents, the day and year first above written.

LESSOR:                                    TENANT:

COLONIAL SQUARE PARTNERS                   NORTHERN STAR BANK

By:  __________________________            By:  _________________________

Its:  __________________________           Its:  _________________________